Exhibit 5.1

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Luxembourg, 28 November 2018

O/Ref. :	TH/SCH/cch/jdj/cdc
Re :	Intelsat – Registration Statement on Form F-3

Dear Sirs,

1. We have acted as your Luxembourg counsel in connection with the filing by Intelsat S.A., a société anonyme organised under the laws of Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (the “RCS”) under number B 162135 (“the “Company”) of a registration statement on Form F-3 (the “Registration Statement”) filed on even date herewith with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to one or more offerings of existing common shares of the Company with a nominal value of one US Dollar cent (USD 0.01) each, by the selling shareholders (as set forth in the Registration Statement).

2. The Company is filing the Registration Statement with the Commission to register the offering of Existing Shares. This opinion is given to you in order to be filed as an exhibit to the Registration Statement.

3. For the purpose of this opinion, we have reviewed the following documents:

3.1 an emailed scanned copy of the executed Registration Statement dated 28 November 2018;

3.2 a copy of the Company’s consolidated articles of association (statuts coordonnés) as at 21 June 2018 (the “Articles”) providing for a share capital of USD 1,362,339.77 represented by 136,233,977 common shares of the Company with a nominal value of USD0.01 each (the “Existing Shares”);

3.3 a copy of the notarial deed of 29 May 2018 (the “May Deed”) recording issues of shares of the Company until 2 May 2018 (the “May Share Issue Record Date”);

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577

2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

3.4 a copy of the notarial deed of 19 June 2018 (the “June Deed”) recording an issue of 15,498,652 shares of the Company on 14 June 2018 (the “June Shares”);

3.5 an emailed scanned copy of the resolutions of the board of directors of the Company (the “Board”) as attached to the minutes of the meeting of the Board dated November 13, 2018 themselves as attached to, and certified as duly passed by, the certificate by Michelle Bryan, secretary to the Board, dated 28 November 2018 (the “Certificate”) in relation inter alia to the filing of the Registration Statement and the creation of a transaction committee of the Board (the “Transaction Committee”), (the “Board Resolutions”);

3.6 an emailed scanned copy of the resolutions of the Transaction Committee as attached to, and certified as duly passed by, the Certificate in relation inter alia to the filing of the Registration Statement, the prospectus, the prospectus supplement and the number of Existing Shares offered (the “Committee Resolutions” together with the Board Resolutions, the “Resolutions”);

3.7 an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 28 November 2018 certifying that as of 27 November 2018 no Luxembourg court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire (together, the “Luxembourg Insolvency Proceedings”) or foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) has been filed with the RCS in respect of the Company; and

3.8 an electronic extract issued by the RCS in relation to the Company dated 28 November 2018 (the “Extract”).

The documents listed under paragraphs 3.1 through 3.8 are hereinafter referred to as the “Documents”.

4. We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 28 November 2018 at 2:31 p.m. (Luxembourg time) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we have also made an enquiry in relation to the Company on the website of the RCS on 28 November 2018 at 2:42 p.m. (Luxembourg time) as to whether Luxembourg Insolvency Proceedings, a decision of liquidation volontaire (voluntary liquidation), or any Fileable Foreign Proceedings, or a decision appointing an interim administrator (administrateur provisoire) have been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Searches, no court ruling declaring the Company subject to any Luxembourg Insolvency Proceedings or appointing an interim administrator (administrateur provisoire), and no Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. It should be noted that such Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such Fileable Foreign Proceeding commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation). Thus, we cannot opine as to whether any such action has been initiated, court ruling rendered, Fileable Foreign Proceedings commenced or decision taken but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section 4.

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5. For this opinion, we have relied on the accuracy and completeness of the Articles. We do not express any opinion on unrecorded shares of the Company should shares of the Company have been issued in the period since the May Share Issue Record Date and the date of this opinion other than the June Shares. We do not express an opinion on shares of the Company issued upon conversion or exercise of rights under convertible notes issued by the Company or any other debt securities, options, warrants or other instruments convertible into Shares or otherwise giving the right to, or any other right giving the right to, obtain delivery of shares of the Company (the “Exercisable Securities”). We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature thereon is the genuine signature of the individual featured as signatory on the document. In addition, we have assumed and have not verified: (i) the accuracy as to factual matters of each document we have reviewed; (ii) that the Resolutions are accurate, complete and up-to-date, reflect resolutions which were validly passed in duly convened and constituted meeting(s) of the Board or the Transaction Committee, as applicable, or duly signed unanimous written resolutions of the Board or the Transaction Committee, as applicable, and that such Resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion; and (iii) that the Articles are up to date, true and accurate and have not been amended.

6. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

7. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2	The Existing Shares referred to in the Articles are validly issued and fully paid.

8. This opinion is subject to any limitations resulting from any laws from time to time in effect relating to Luxembourg Insolvency Proceedings, Fileable Foreign Proceedings, liquidation, suretyship and all other similar Luxembourg and foreign laws affecting creditors’ rights generally. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, the Extract and the Searches described above in section 4. However such Searches are not capable of conclusively revealing whether or not any

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Luxembourg Insolvency Proceedings, Fileable Foreign Proceedings, liquidation or suretyship proceedings or proceeding under any similar Luxembourg or foreign law have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

9. This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion, Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. It is understood that this opinion is to be used only in connection with the offer and sale of Existing Shares of the Company by the selling shareholders (as set forth in the Registration Statement) while the Registration Statement is in effect with respect to the offer and sale of Existing Shares by the selling shareholders but subject to section 6 hereof.

11. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of the Securities” as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit 5.1, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours sincerely,

ELVINGER HOSS PRUSSEN
société anonyme

/s/ Toinon Hoss
Toinon Hoss
Partner

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